Exhibit 99.2

Cambium Learning Group, Inc.

Fourth Quarter 2016 Earnings Conference Call

March 14, 2017

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

C O R P O R A T E P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Neil Weiner, Foxhill Capital Partners

AJ Guido, Private Investor

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the Cambium Learning Group Incorporated Fourth Quarter 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star, then zero, on your touchtone telephone. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Scott McWhorter, General Counsel and Corporate Secretary. Sir, you may begin.

Scott McWhorter:

Thank you, and welcome, everyone, to Cambium Learning Group's Fourth Quarter 2016 Earnings Conference Call. I'm Scott McWhorter, Cambium's General Counsel. With me today are John Campbell, Cambium Learning's Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today's press release, as well as Cambium Learning Group's periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results including Adjusted EBITDA and Cash Income. The press release and Form 10-K issued earlier today contain a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures. Because of the high percentage of amortization expense, deferred revenue, and other non-cash, non-operational items in our reported GAAP income, we

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management's perspective since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

John Campbell:

Thanks, Scott. Good morning, everyone, and thank you for joining us today. In 2016, Cambium Learning Group made strong progress on all aspects of our strategic plan of leveraging technology to dramatically improve the learning trajectory of every student we reach. Technology-enabled Bookings were 73% of total volume, rising as the percentage of our mix, as both Learning A-Z and ExploreLearning again achieved double-digit growth.

While top-line growth was more modest than we had planned, we nonetheless delivered expansion in profit margins, dollars and free cash flow even while we made strategic investments in growth as the greater percentage of higher-margin technology-enabled solutions in our Bookings mix and our diligence over costs increased our operating leverage. Additionally, we further strengthened our balance sheet through the prepayment of a portion of our debt. We fully expect to drive further improvements in our financials in 2017.

Let's discuss our segments' 2016 accomplishments and how we plan to achieve our 2017 objectives.

Learning A-Z, the standard bearer of our digitally-enabled solution strategy, became our largest segment in 2016 in terms of both Bookings and revenue and represented 45% of Company-wide volume. Fourth quarter Bookings decreased 5% bringing year-to-date Bookings growth to 12%, extending our 13-year record of growth and effective marketing of our differentiated literacy solutions that save teachers' time and money.

People often ask me if Learning A-Z has the ability to drive continued double-digit growth, and the answer is yes. We have lots of opportunity, especially for continued penetration in US school districts. Some years we'll see higher growth than other years, often due to the timing of school purchases. We were certainly impacted by timing in 2016 as we had such a high level of renewals in fourth quarter 2015 ahead of the 10% price increase effective January 2016. At other times, specific events will impact year-over-year growth. For example, Learning A-Z had a $1 million sale to an international reseller in fourth quarter 2015, for which we never received payment. So we had bad debt in 2016 and no renewal opportunity for that subscription in the fourth quarter of 2016. These anomalies aside, we expect Learning A-Z to continue to grow over time. It's worth a quick recap of the major accomplishments in this segment during 2016.

In early 2016, we relaunched the Learning A-Z brand with a new website look and resources for both students and teachers to support the personalization of learning and instruction, as well as the new web store and resources for funding, grants and training. In April, Learning A-Z launched Kids A-Z, a student-centric eLearning portal which serves as a hub for all of Learning A-Z's student-centric applications. All online student activity is tracked and conveyed back to the teacher through detailed reports.

At Science A-Z, our dynamic online resource integrating science and reading into one curriculum, we completed a redesign in Q1, adding both student-facing eResources, as well as upgrades for teachers. The updates have been well-received and Science A-Z now has surpassed the $4 million Bookings mark.

In September, we launched Raz-Plus, which brings together the student-facing resources of Raz-Kids and the teacher-led instructional resources of Reading A-Z into a single easy-to-use solution. Our goal is to make it easier for customers to buy and use these two solutions together for a blended learning platform

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

combining flexible, teacher-led instruction engaging independent student practice, formative assessment and detailed reporting to improve the reading skills of K-6 students at all developmental levels.

Learning A-Z was the most award-winning Company in the K-6 space in 2016, receiving nine EDDIE Awards, two SIIA CODiE Awards and 10 BESSIE Awards. Now, in 2017, our focus at Learning A-Z is on execution and continued selected investment in growth to increase our penetration of schools and districts.

Learning A-Z hit an internal milestone in January with students completing more than 5 billion digital and mobile activities since we started measuring in 2005. We believe education will continue to shift more to a blended model and Learning A-Z offers the perfect resources to ensure teachers and students have easy access to developmentally-appropriate content in multiple formats. In fact, at Learning A-Z, mobile usage now outpaces desktop usage.

We recently added 11 additional sales representatives and a new Senior Director of Marketing in Lisa Jabara-May, so we're especially excited about 2017. Lisa is a Duke University graduate who brings to us experience from Pearson as well as BloomBoard. As we have done historically, we'll make continuous enhancements to our product suite with monthly releases, including new content and ongoing functionality enhancements to empower teachers and make personalized learning easier. We'll also continue to add resources to our recently-launched eLearning platform, making it easier than ever for teachers to get real-time help and tips.

Let's move now to ExploreLearning. This segment grew Bookings 24% for 2016 with fourth quarter growth of 36%, better than we expected due to timing of a large renewal. ExploreLearning had a great year. We knew the HTML5 upgrade would provide a boost to Gizmos’ growth and the year surpassed our expectations. Chromebooks have really taken off in K-12 classrooms and Gizmos did not work in this environment prior to 2016. Now they do, and Gizmos’ growth was strong. Reflex has experienced strong growth since its introduction in 2011 and continues to perform well. Bookings for both Reflex and Gizmos grew over 20% in 2016.

ExploreLearning also brought home many industry awards in 2016 including two EDDIEs, a Tech & Learning magazine Award of Excellence, a SIIA CODiE and two BESSIEs. Additionally, ExploreLearning which is headquartered in Charlottesville was named one of the best places to work in Virginia, a particularly gratifying achievement. In 2017, with the entire Gizmo library converted to HTML5, ExploreLearning is back to the fun work of building new Gizmos. We've recently added to our offerings in Earth, Science and Chemistry to more fully support the Next Generation Science Standards and other state standards.

We are constantly enhancing our Reflex product. A teacher recently shared with us a conversation with a student who said to her, “Did you know this is my favorite part of school?” This is what makes Reflex special. It's highly effective at building math fact fluency, but it's also fun for students and a big confidence builder. We will also continue work on a new product planned to launch in 2018, which will be built on the same platform as Reflex.

At Voyager Sopris Learning, Bookings in the fourth quarter declined 24% for the quarter with a full-year 2016 decrease of 14%, roughly in-line with our most recent guidance. As we have discussed with you, the financial performance in 2016 of this segment was below our objectives. Nonetheless, we made significant progress in moving Voyager Sopris Learning along the curve toward our strategic objectives.

We introduced Velocity, a comprehensive English language arts program designed to help readers in grades K-5 rapidly achieve grade-level proficiency. Velocity won the ISTE Best in Show Award for its ability to individualize instruction, the quick feedback it provides to teachers and its ease of start-up. LANGUAGE! Live had an important win in California early in 2016. We believe that most districts focused first on adopting core solutions and will be moving toward the Category 4 intervention products in 2017 and next year.

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

At Kurzweil, we have continued the process of porting the features of the perpetual product to the subscription product, which many schools are using on their Chromebooks. In 2016, we added writing tools such as Brainstorming and Outlining, and our customers are thrilled with the new functionality. Finally, Voyagers Sopris Learning continued to win awards in addition to the ISTE Best in Show for Velocity. LANGUAGE! Live won REVERE and BESSIE Awards and Kurzweil 3000 picked up four EDDIE Awards.

In 2017, we will continue to drive our strategy to change Voyager Sopris Learning's DNA to be a provider of technology-based solutions that can leverage its expertise to help learners who are behind. Accelerating Voyager Sopris' transformation will improve its financial performance and increase its profitability. We believe we now have a suite of technology-enabled products that is poised to meet the market’s needs, which are increasingly geared towards digital solutions and impacted by standardized testing which highlights the need for quality intervention solutions. Our marketing efforts are looking more and more like those of our two completely digital businesses, with a focus on renewals and development of leads through trials. In addition, the DNA of our Voyager Sopris’ sales team continues to transition, helped along by some strong new leadership throughout the country.

At the recent TCEA Conference, Velocity was named one of the Best of Show winners as the technology that will have the most impact in the classroom. It is still a very new product, but we look forward to gaining some market traction in 2017 and seeing Velocity make a difference for students. We also expect to benefit in 2017 from the right-sizing actions we took late last year to ensure that we are appropriately allocating resources to support Voyager Sopris Learning's technology-enabled future. In addition, we have accelerated the sunset of many of our legacy print products to improve our ability to focus on those products that represent the technology-enabled future for Voyager Sopris Learning.

It bears repeating, whenever we introduce a new solution or touch an existing product with enhancements, technological or not, we affect actual changes in students' performance. As a result, these products enjoyed good response from teachers and districts, confirming that our strategic direction for this segment is correct. These solutions are growing because they work. We are committed to leveraging Voyager Sopris Learning's impressive brain trust into digitally-enabled solutions that make a difference in the lives of kids who need intervention. We are confident that we are pursuing the correct strategy to do so and we'll continue to refine and execute this strategy to successful completion.

A recent report sponsored by ASCD and OverDrive polled schools on the perceived benefits of moving to digital solutions. The number one reason cited was the ability to deliver individualized instruction. Schools and school districts see a lot of value in using technology. The biggest reason is, in the last 30 years, almost nothing has worked. The research has shown that only one thing has worked consistently-individual tutoring. Individual tutoring works because a tutor can adapt to the strengths, weaknesses, learning style, pace and interest of the learner. A good tutor can get the student engaged, meet them where they're at, provide the support necessary and help them progress quickly. The problem is we cannot afford 50 million tutors. Technology, when implemented well, has the opportunity to help the teacher help a diverse classroom of students with different aptitudes and interest all reach their potential while being highly cost effective. This is the promise of educational technology and this is the promise of Cambium Learning.

We made important and permanent strategic and competitive steps in 2016, and while these did not translate immediately into the results we were targeting, they evolved our market position and moved us toward stronger financial performance going forward. In 2017, we will further strengthen our platform to accelerate top-line growth, expand Cash Income profitability and generate higher cash flow dollars. We are fine-tuning our execution while we continue to make the investments in products, marketing and sales that we believe will result in students and teachers being successful and in our profitable growth.

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

As Barbara will detail, in 2017, we expect Bookings from our higher-margin, technology-enabled solutions to approach 80% of our volume and we expect our two 100% technology subscription businesses, Learning A-Z and ExploreLearning, to continue to grow in the double digits. We expect to significantly slow the top-line decline of Voyager Sopris Learning as strategic products grow and the legacy products diminish in the mix.

In closing, Cambium Learning's mission is to leverage technology to create solutions that are personalized, adaptive, scalable and designed to achieve results in the classroom. These solutions are in high demand and we are excellently positioned to deliver them. We are poised for a strong 2017 by supporting and investing in the development, marketing and sales initiatives that deepen our market penetration to support our growth and expand our profitability.

Our core principles remain unchanged. Every learner has untapped potential, the teacher is the foundation of education and must be supported, and data, instruction and practice drive improvement. Our aim is to help every child, every learner, to reach his or her full potential.

Now I'll turn the call over to Barbara for a review of the financials and more detail on our outlook. Barbara?

Barbara Benson:

Thanks, John, and good morning, everyone. I'll start with the recap of financial accomplishments during 2016. First, we are very excited that we were able to pay down an extra $25 million of debt principal in the fourth quarter. Together with the scheduled amortization payments of $3.85 million, we brought our debt principal outstanding from $105 million at the beginning of 2016, to $76.2 million at the end of the year. Our net-debt-to-EBITDA ratio came down from 2.5 times at the beginning of 2016 to 1.7 times at the end of the year.

Second, our overall Bookings in 2016 grew $2.7 million or 2%, from $159.1 million in 2015 to $161.8 million in 2016. Technology-enabled products expanded to 73% of Bookings mix in 2016, up from 67% in 2015. Bookings for technology-enabled solutions grew $11.6 million or 11% compared to 2015.

Third, GAAP net income grew $11.8 million this year, with net income of $10.4 million in 2016, compared to a net loss of $1.3 million in 2015. The year-over-year interest expense savings of $6.8 million provided the majority of the boost, but we also drove improvement in our operating results which brings me to our fourth accomplishment.

We expanded Adjusted EBITDA by $4.3 million or 11% to $42.8 million and we expanded Cash Income by $2.1 million or 7% to $31.8 million. Our Adjusted EBITDA margin improved by 150 basis points, in large part due to the higher-margin technology segments, Learning A-Z and ExploreLearning, comprising 59% of net revenues for 2016, compared to 52% of net revenues for 2015. Our Cash Income margin improved by nearly 100 basis points, also due in large part to the mix shifting to our higher-margin segments.

Now I'll move to more detail on our results, starting with Bookings by segment. Bookings for Learning A-Z grew $8.1 million year-over-year to $73.3 million. This growth fell below our expectations as John discussed, but at 12%, still represents a double-digit growth rate that moves our strategic shift to higher-margin technology products forward.

Bookings for ExploreLearning grew $5.1 million year-over-year, or 24%, to $26 million, with strong growth in both the Gizmos and Reflex product lines. This was slightly higher than our most recent guidance due to a large, early renewal late in the year.

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Bookings for Voyager Sopris Learning were down $10.4 million, or 14%, to $62.5 million, roughly in-line with our most recent guidance.

As mentioned, technology-enabled Bookings were 73% of our Company-wide mix in 2016. Specific to Voyager Sopris Learning where we are transitioning our product mix from a history of print, technology-enabled solutions made up 30% of the Bookings mix in 2016, growing from 28% in 2015 and 23% in 2014. Learning A-Z and ExploreLearning are both 100% technology-enabled segments.

Company-wide GAAP net revenues in 2016 grew $7.4 million or 5% to $152.4 million. Revenue growth is slightly higher than Bookings growth due to the recognition tail of prior year Bookings. Results for 2016 include costs related to a restructuring at Voyager Sopris Learning of $1.1 million, which is excluded from our Adjusted EBITDA and Cash Income measures. The restructuring eliminated 28 positions and is expected to have an annualized run rate cash savings of approximately $3 million. Due to the timing of the restructuring, we benefited from approximately a quarter of the annualized run rate cash savings in 2016.

Overall, costs and expenses, excluding depreciation and amortization, increased around 4% in 2016 compared to 2015, 3% if you exclude restructuring costs, as we continue to make investments in development, marketing and sales to support future growth.

We had a loss on extinguishment of debt of $0.7 million in the fourth quarter of 2016, related to the $25 million involuntary principal prepayment. In fourth quarter 2015, we had a much larger loss on extinguishment of debt, $4 million, when we refinanced our previously outstanding 9.75% senior notes.

2016 tax expense was $0.3 million, primarily related to state taxes. When we file our 2016 tax return later this year, we expect to use just over $6 million of our federal net operating losses, leaving us with $80 million of NOLs, and to pay a small amount of US federal alternative minimum tax. We expect to utilize our historical NOLs to offset US federal taxable income for at least the next couple of years. We'll continue to incur state income taxes and possibly US federal alternative minimum tax each year.

Cash and cash equivalent at year-end 2016 were $4.9 million. In line with our historical seasonal pattern, operationally, we used cash in the first half of 2016 and generated cash in the third and fourth quarters of the year. Cash provided by operations was $44.5 million in 2016, compared to $36.8 million in 2015. Cash interest payments were $12 million lower in 2016, with the positive effects from the refinancing of the 9.75% notes in late 2015; that cash interest of $6.4 million in 2016, compared to $18.3 million of interest paid in 2015 which did include an extra interest payment that we made on the close date of the refinancing that would have been due in early 2016. Aside from the lower cash interest payment, cash flow in 2016 benefited from the expanding EBITDA and from the continued efforts to pull more capital out of inventory as our product mix moved to technology solutions.

Capital expenditures were $20.1 million in 2016, including $17.3 million spent on product development and $2.7 million on general expenditures, up approximately 1% from last year.

Overall, in 2016, we continued to make progress on our strategic objectives. We grew our top line, expanded our profitability and strengthened our balance sheet. These were all accomplished at more modest levels than we planned, but we continue to make progress on our long-term goals and I'll look ahead now to 2017 and the continued growth that we are expecting.

Both Learning A-Z and ExploreLearning are benefiting from growing acceptance of technology solutions by schools and school districts, and the ability of these solutions to deliver individualized instruction for students. We expect 2017 Bookings growth of at least 15% for these segments.

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

We are encouraged by many developments at Voyager Sopris Learning, including the ongoing shift in focus to technology-enabled products and the positive feedback from customers and the industry on our newer products. Therefore, we expect to slow the top-line decline in 2017. Considering the momentum that we see on our newer strategic products, offset by the expected ongoing decline in our legacy print-based products, we expect that Voyager Sopris Learning Bookings will be somewhere between flat with 2016 levels at the high side, to single-digit declines compared to 2016 on the low end.

This equates to Company-wide Bookings growth of 6% at the low side of segment expectations, up to overall lower double-digit Bookings growth at the high side of expectations. We expect technology-enabled Bookings to rise to approximately 80% of our mix in 2017. It's always challenging to provide full-year forecast in the early part of the year since the first quarter is small as the percentage of the year. In 2016, first quarter Bookings were only 13% of our full-year total and I'd expect 2017 Q1 to be similar. Much of the momentum that we see now will translate into sales around the start of the new school year in August and September, so we will refine our guidance as the year progresses to the more seasonally significant quarters.

Capital expenditures in 2017 are expected to be consistent with 2016 at roughly $20 million. We believe that investment in product development remains key to our growth this year and into the future, and we’ll continue to make ongoing enhancements to our suite of technology products and continue to work on a new ExploreLearning product set for release in 2018. We believe we'll be able to keep capital expenditures flat for 2017 in large part due to completing the initial version of the new Voyager Sopris Learning Velocity product in 2016.

We expect Cash Income margins to improve by 1 to 3 percentage points in 2017 compared to 2016, due to the leverage we'll get from flattish capital expenditures on a growing top line, savings from the Voyager Sopris Learning restructuring and from the continuing shift in mix to higher-margin technology-enabled products. As technology-enabled Bookings become a greater part of our mix, we expect GAAP net revenues in 2017 to grow at a slower pace than Bookings due to the timing of recognition of the growing subscription-based products. We expect Adjusted EBITDA margins to be roughly consistent with 2016, due to the slower GAAP revenue growth and because the additional leverage we are getting from the flattish capital expenditures doesn't benefit EBITDA.

We expect cash paid for interest in 2017 to be in the neighborhood of $4.5 million, but it may vary depending on whether and when we have LIBOR rate increases and on our revolver borrowing patterns. In the fourth quarter of 2016, our leverage ratio as defined in the credit agreement puts us into the most favorable interest rate tier for our Term A and revolver line and I expect to stay at this most favorable tier throughout 2017. Total interest expense, including the non-cash amortization of debt issuance costs and upfront fees and capitalized interest, is expected to be in the neighborhood of $5 million.

Consistent with the seasonal nature of our business, we expect to use cash and borrow on our revolver in the first and second quarters, and to grow cash and pay down the revolver in the third and fourth quarters. Our required debt principal payments in 2017 are $7.4 million. We are continually discussing capital allocation opportunities with our Management Team and Board. Absent another attractive use of cash, we will consider using a significant portion of cash generated in 2017 to make another voluntary debt payment.

With that, I'd like to move on to our Q&A session.

Operator:

Thank you. Ladies and gentlemen, if you have a question at this time, please press the star and then the number one key on your touchtone telephone. If your question has been answered or you wish to remove

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

yourself from the queue, please press the pound key. Once again, to ask a question, please press star and then one, now.

Our first question comes from Neil Weiner from Foxhill Capital Partners. Your line is open.

Neil Weiner:

Good morning, Barbara and John.

Barbara Benson:

Good morning.

John Campbell:

Good morning.

Neil Weiner:

I have a couple of questions. First of all, Barbara, for you. Can you just give us a little bit of a breakdown for the capex in 2017? Where do you expect to spend it?

Barbara Benson:

By which segment? Or product-wise?

Neil Weiner:

Yes, by segment. I'm sorry.

Barbara Benson:

By product segment, generally, our goal as we go out into the future is that we would expect to see growing capex in terms of dollars, but a reducing capex in terms of percentage of capex to Bookings. We have a bit of an opportunity this year with Voyager Sopris Learning because the capex has been so high in the previous years to get the Velocity product out the door and then with the first couple of years after release of LANGUAGE! Live, that we expect actually this year in terms of dollars for Voyager Sopris to decline in capex. I'm not providing an actual dollar range during this call. We can certainly do that as we progress through the year, but those are expected to go down in terms of dollars and percentage of Bookings. For ExploreLearning and Learning A-Z, those will go up in terms of dollars for capex and will be more or less the same or slightly lower as a percentage of Bookings, especially for ExploreLearning as we're investing heavily in that product to be released in 2018.

Neil Weiner:

Thank you. John, kind of a more macro question. I guess since you're providing guidance of flat to slightly down, Bookings for VSL, I guess at what point do you just invest less and try to grow Velocity and LANGUAGE! Live to get positive Bookings, and then do you have any plans to release a third new product in the next two years?

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

John Campbell:

If I understand the question, I think really what we're looking at is focusing, and focusing on primarily the two products you mentioned and a few others. Neil, you're familiar so much with Voyager Sopris Learning, you know at one time we had a catalog where we were selling literally over a hundred products. I don't think that's an effective strategy and so what we've been trying to do is really downsize from that and sell really a handful, with that handful being led by LANGUAGE! Live and Velocity. So then your question is, “Well John, if it's not working, how will you know, when will you know, and when will you do something different?” I think, honestly, this year is a big year for us and what I'm focused on right now is, are we having sufficient presentations, sufficient calls, sufficient meetings, so that we drive sales this year?

I don't look so much at a day, or a week, or even a month, I look at it for the whole year and as you know, we have a very seasonal business and we tend to do most of our purchase orders in, I'd say, August, September and October. So two of those months are in Q3, one of those months is in Q4 and that's really where my focus is right now, particularly with Voyager Sopris Learning. Can we drive sales of LANGUAGE! Live and Velocity during that important prime purchase order season? And you do that by being successful in building pipeline during the selling season, which is essentially January through May.

Neil Weiner:

So given that these products are mostly technology-enabled, do you need to rethink your sales strategy in terms of how you sell these products?

John Campbell:

Absolutely, Neil.

Neil Weiner:

What does that look like this year versus last year and the year before?

John Campbell:

Yes, absolutely. It is very different and that's, I think, part of the challenge. The whole Company is very different from a product standpoint, from a marketing standpoint, from a sales standpoint, from a support standpoint, and that's why when we started this journey, really in March of 2013, almost exactly four years ago, we knew that there were things that we would have to change and we've been doing that over time.

First, we, I think, focused on development, and now more recently, we've focused on marketing and sales. In fact, just recently, we brought somebody who was successful with ExploreLearning over to help with this transition in sales so they would understand that it is different to sell a digital product. An example is to focus on renewals and how you have to market and sell to renewals. An example is you don't develop and sell a product and then move on to the next product or the next customer. You have to stay with that customer because the renewal starts the day you sell it.

Really, your question was, is it different and have you been making changes and what are those changes like? The reality is, yes, it's different. We've been making changes since 2013 in my view. Most recently, we've made a lot of changes in sales; first, to focus, and second, to bring in more people that have technology-selling background, throughout Management and also as reps. So I think all those things combined are helping us build the pipeline that we need to be successful in order to get those sales later in the year.

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Neil Weiner:

Okay. Can you still do 15% growth in ExploreLearning given the big fourth quarter you had in 2016?

Barbara Benson:

We believe we can. The renewal was in the $0.5 million range and with the momentum that we've seen in Gizmos and then Reflex which has had strong growth for years, we believe that we can achieve at least 15% growth in ExploreLearning this year.

Neil Weiner:

Okay. Barbara, can you comment how the first quarter has looked thus far? I know it's a small quarter, but can you comment on that?

Barbara Benson:

We don't give quarterly guidance for a few reasons, especially for Q1. It's a very small quarter, as you know, as a percentage of the year. It tends to be more impacted by timing than any trending and then we as a Management Team tend to be very focused on full-year results. As John mentioned, we're spending really our time right now on presentations, calls, building pipeline, and most of that momentum results in sales for the third quarter. So we've been as specific as we can on the full-year results and we'll report Q1 in May.

Neil Weiner:

Okay. John, one last question and I'll get back in the queue. I know changes take a very long time. We've seen in articles in New York Times and elsewhere that the new Secretary of Education wants to make changes. They've repealed-the Congress-of some education moves that Obama made in '16. Do you see any effect from those in the short to medium term? I know it's very difficult to forecast that, but have you seen anything in talking to anybody currently that would lead you to believe any changes are afoot?

John Campbell:

No. Obviously there's changes afoot, but your question is, how is the new Secretary of Education and the things that she supports and stands for likely to impact our business? With all the caveats that you gave-none of us are Nostradamus-we do know what she's interested and we do know what she wants to support. So the issue for our business really is not as much her initiatives as it is how she pays for them or how the government pays for them. Right now, it seems to be that the proposal that's under way is to pay for these initiatives-by initiatives, I mean school choice or voucher programs or things of that nature-seem to be by the use of tax credits. If that's the way it's paid for, I don't really see an impact to our business positively or negatively. If it were to be different, in other words, if some of those initiatives that she likes were to be paid for by reallocating current funds, that would be more impactful to our business. Say if she decided to somehow reallocate Title 1 funds, which many of our businesses use, that would be impactful.

Having said that, if you take a look at charter schools, it's about 5% of the students and we already sell to private schools, we already sell to public schools. So it's not a huge change for us to decide to put more emphasis on either private or charter schools, but in reality, charter schools are 5% of the kids. We're interested in all of the kids. I am not overly concerned at this point. We'll have to keep watching it, we'll definitely monitor it. The big issue to me is what impact does her interests, her preferences, her initiatives have on funding? If it doesn't change funding and it's more of a tax credit issue, well, that's politics. I'm not interested in politics. I'm interested in helping each kid reach their potential.

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Neil Weiner:

Thanks.

Operator:

Thank you. Our next question comes from AJ Guido, a Private Investor. Your line is open.

AJ Guido:

Hey, Barbara. Hi, John. Thanks for taking my question. Hi. I had a question, John, when you gave full-year guidance for Learning A-Z last time, were you expecting the $1 million renewal to come in? Or is that still up in the air?

John Campbell:

Absolutely. I expect all renewals to come in. If you look at our businesses, it doesn't even matter which business or which product you look at, we generally do over 80% renewals by account, over 90% renewals by dollar. So when we forecast, we start with renewals and we figure 90% renewals, 80% renewals. That's where we start all of our forecasts. Whenever I look at this, I say, “Yes, I expect to get it.” It is a disappointment.

AJ Guido:

Typically, how long does your customer usually take to pay? I mean is it-obviously it was about a year or nine months at that time. How long do they normally take to pay?

Barbara Benson:

Our terms are 30 days, but with school district customers, they can be bogged down a bit by bureaucracy, 30 to 60 somewhat normal. Resellers, especially in some areas of the country, three to six months isn't abnormal. In this particular instance, we had a series of somewhat plausible delays in collection until we determined that we wouldn't be able to collect it.

AJ Guido:

Okay. John, just to drill down on the Learning A-Z growth of 15% plus, if you take out the $1 million, you would have been close to that this year for the full year or right around there. But how do you-you're so confident in the 15% plus and I know you talked about penetration and opportunities, but can you just give a little more color on how you have that confidence?

John Campbell:

Yes. The simple way we look at it is we start with renewals, and renewals as I've mentioned before for all the businesses don't change that much. It's 80% overall, 90% at the district level on a dollar basis. So when you're starting a year, how are you going to forecast? You start with that renewal rate. Then you look at, well, with our reps, what kind of new business load does each rep have? So in order to facilitate, making sure we continue to grow, we added 11 additional sales reps. So when we talk to the sales reps and say, “How do you feel about your new business goal?”, it's not very heavy because it's split among more reps since we added 11 more.

Cambium Learning Group, Inc. – Fourth Quarter 2016 Earnings Conference Call, March 14, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

So I think when you do things like add 11 reps, I think that's a sign that you're pretty confident that you're able to continue to grow this business. I wouldn't have added them otherwise. There's a lot of levers, obviously, to grow. Certainly you can do things in products, certainly you can do things in marketing, but when you add sales reps, that's the best way or the quickest way to see a difference in penetration and to see a difference in sales growth. There's lots of different ways to cut this, but I think the most obvious way is when I talk to my sales reps and they don't say, “John, you're giving me too big a goal. I can't reach this goal. This new business goal is too big.” The reality is they're not saying that because we've hired enough reps so that the burden is light.

AJ Guido:

Okay, thank you.

Operator:

Thank you. I'm showing no further questions from our phone line. I would now like to turn the conference over to John Campbell for any closing remarks.

John Campbell:

Thanks again, everyone, for joining us on our call today. We look forward to reporting our first quarter results on our next call. Have a great day.

Operator:

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may now disconnect. Everyone, have a wonderful day.